Gianluca Cicogna
26 East 93rd Street
New York, NY 10128

Wednesday, October 15, 2008

Morlex Inc.
420 Lexington Avenue
Suite 450
New York, New York

I have reviewed the 8K signed by Richard Berman and sent to me today, and I agree with the statements made by the Company in Item 5.02 of the 8-K.

Best wishes,

G. A. Cicogna

Gianluca Cicogna